Exhibit 99.1

Porter Bancorp, Inc. Holds Annual Meeting of Shareholders

Shareholders Elect Seven Directors

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 28, 2014--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its shareholders elected seven directors, approved a non-binding advisory vote on the compensation of the company’s executives, approved an amendment to the 2006 Non-employee Director Incentive Stock Plan, and approved an amendment to the 2006 Stock Incentive Plan at its annual meeting of shareholders.

In comments made at the meeting, John T. Taylor, President and CEO of Porter Bancorp, Inc., stated, “On behalf of Porter Bancorp and PBI Bank, we acknowledge outgoing board members David L. Hawkins, Sidney L. Monroe, Jr. and Stephen A. Williams today and offer our sincere gratitude for the time and effort they’ve dedicated to our board as we’ve worked to move the bank forward.

“We also want to recognize three new additions to the board and officially welcome Marc Satterthwaite, Mark Wheeler and Mike Levy to our solid team of directors,” continued Taylor. “I personally am very excited about the experience and expertise they bring to the table as we seek out growth opportunities and provide outstanding service to our customers.”

At the meeting, shareholders elected the following as directors to serve for a one-year term:

  W. Glenn Hogan – Chairman of Porter Bancorp, Inc. and CEO of a commercial real estate development firm
  Michael T. Levy – Vice President of Brown & Brown, a Lexington-based insurance brokerage firm
  William G. Porter – Retired CPA and manufacturing executive
  N. Marc Satterthwaite – Vice President, Director of Sales Operations, North America, for Brown-Forman Corporation, a diversified producer of fine quality consumer products
  John T. Taylor – President and CEO of Porter Bancorp, Inc., and President and CEO of PBI Bank, Inc.
  Mark F. Wheeler – Chief Financial Officer of PT Development, a Louisville-based management firm that specializes in providing management and other operational efficiencies to privately held physical therapy practices
  W. Kirk Wycoff – Managing Member of Patriot Financial Partners, L.P., a private equity fund focused on investing in community banks, thrifts and other financial service related companies

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.1 billion in assets as of March 31, 2014. Through Porter’s subsidiary PBI Bank, it operates 18 full-service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

PBIB-G

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer